Exhibit 3.38

OPERATING AGREEMENT

OF

ROUX PROPERTIES JACKSONVILLE, LLC

A FLORIDA LIMITED LIABILITY COMPANY

THE MEMBERSHIP UNITS IN ROUX PROPERTIES JACKSONVILLE, LLC, A FLORIDA LIMITED LIABILITY COMPANY, HAVE NOT BEEN REGISTERED WITH OR QUALIFIED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY SECURITIES REGULATORY AUTHORITY OF ANY STATE. THE MEMBERSHIP UNITS ARE BEING SOLD IN RELIANCE UPON EXEMPTIONS FROM SUCH REGISTRATION OR QUALIFICATION REQUIREMENTS. THE MEMBERSHIP UNITS CANNOT BE ASSIGNED, COLLATERALLY ASSIGNED, DISPOSED OF, DONATED, ENCUMBERED, EXCHANGED, GIFTED, HYPOTHECATED, MORTGAGED, PLEDGED, SOLD OR OTHERWISE TRANSFERRED EXCEPT IN COMPLIANCE WITH THE RESTRICTIONS ON TRANSFERABILITY CONTAINED IN THIS OPERATING AGREEMENT AND IN COMPLIANCE WITH ALL APPLICABLE FEDERAL AND STATE SECURITIES LAWS.

Operating Agreement	Page i

ARTICLE IX BOOKS AND RECORDS		12

9.1	Records to be Kept	12
9.2	Books of Account; Audit	12
9.3	Tax Information	12

ARTICLE X DISSOLUTION, LIQUIDATION AND TERMINATION		13

10.1	Dissolution	13
10.2	Notice of Dissolution	13
10.3	Liquidation	13
10.4	Distributions upon Dissolution	13
10.5	Compliance with Certain Requirements of the Regulations; Capital Account Deficits	14
10.6	Deemed Contribution and Distribution	14
10.7	Termination	15

ARTICLE XI MISCELLANEOUS		15

11.1	Interpretation; Construction	15
11.2	Notices	15
11.3	Determinations by the Manager	16
11.4	Benefits of Agreement; Assignment	16
11.5	Force Majeure	16
11.6	Waiver	17
11.7	Governing Law	17
11.8	Severability	17
11.9	Entire Agreement	17

Operating Agreement	Page ii

OPERATING AGREEMENT

OF

ROUX PROPERTIES JACKSONVILLE, LLC

This Operating Agreement, dated as of September 17, 2013 (the “Effective Date”), is by and among Roux Properties Jacksonville, LLC, a Florida limited liability company (the “Company”), and the Person listed on Schedule A, as the sole member of the Company. This Agreement is being entered into pursuant to the conditions, provisions and terms contained in the Act. Capitalized terms used in this Agreement have the meanings given to them on Annex I.

Accordingly, in consideration of the mutual agreements and covenants contained in, and the mutual benefits to be derived from, this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are acknowledged by, agreed to and understood by the Company and the Member, the Company and the Member agree and covenant as follows:

ARTICLE I

FORMATION AND TERM

1.1          Formation.

(a)       Pursuant to the Act, an authorized representative of the Member formed the Company as a limited liability company by filing the Articles with the Florida Department of State. The Member adopts, approves, authorizes, confirms, consents to and ratifies the filing of the Articles and the formation of the Company and agrees and covenants that the authority, duties, Liabilities, obligations, powers, privileges and rights of the Member will be as contained in this Agreement, except as otherwise expressly required by the Act. Upon execution of a counterpart of this Agreement by a Person listed on Schedule A, this Agreement will be deemed to be adopted by, approved by, authorized by, confirmed by, consented to and ratified by such Person and such Person will become a Member.

(b)       The name and mailing address of the Member, together with the Member’s Capital Contribution and the number of the Member’s Membership Units, will be listed on Schedule A. The Manager will update Schedule A from time to time as appropriate or necessary to reflect accurately the information contained thereon. Any alteration, amendment, modification, repeal, restatement or supplement of or to Schedule A made pursuant to the conditions, provisions and terms contained in this Agreement will not be deemed to be an alteration, amendment, modification, repeal, restatement or supplement of or to this Agreement.

1.2          Name.

The name of the limited liability company formed by, among other things, the filing of the Articles is Roux Properties Jacksonville, LLC. The Company’s business may be conducted, upon compliance with all applicable Laws and the conditions, provisions and terms contained in the Act and this Agreement, under any other name designated by the Manager in her, his or its absolute and sole discretion.

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1.3          Term of Existence.

The Company’s existence commenced on the date of the filing of the Articles in the office of the Florida Department of State. The Company’s existence will continue perpetually until the Company is dissolved pursuant to the conditions, provisions and terms contained in the Act and this Agreement.

1.4          Registered Agent and Office.

The Company’s registered agent and registered office in the State of Florida will be as contained in the Articles. At any time and upon compliance with all applicable Laws and the conditions, provisions and terms contained in the Act and this Agreement, the Manager, in her, his or its absolute and sole discretion, may designate another registered agent and/or registered office for the Company.

1.5          Principal Place of Business.

The Company’s principal place of business will be as contained in the Articles. At any time and upon compliance with all applicable Laws and the conditions, provisions and terms contained in the Act and this Agreement, the Manager, in her, his or its absolute and sole discretion, may change the location of the Company’s principal place of business.

1.6          Foreign Qualifications.

The Manager will cause the Company to be formed, qualified or registered under assumed or fictitious name statutes or similar Law in any jurisdiction in which such formation, qualification or registration is appropriate or necessary for the Company to own Assets or to conduct business in such jurisdiction. The Manager, and such other Persons as the Manager from time to time may designate, are designated as “authorized persons,” as defined in the Act, to acknowledge, alter, amend, deliver, execute, file, modify, publish, record, repeal, restate and/or supplement all certificates, Contracts, documents, instruments, notices, statements and other undertakings as the Manager, in her, his or its absolute and sole discretion, deems appropriate or necessary for the Company to conduct business in all jurisdictions in which the Company elects to conduct business.

ARTICLE II

PURPOSE AND POWERS OF THE COMPANY

2.1          Purpose of the Company.

The Company is formed for the purpose of, and the nature of the business to be conducted by the Company is, engaging in any lawful act or activity for which limited liability companies may be formed under the Act and engaging in all and any lawful acts and activities arising out of, based upon, connected with, incidental to or related to the foregoing.

2.2          Powers of the Company.

The Company will have all of the authority, powers, privileges and rights granted to the Company pursuant to the conditions, provisions and terms contained in the Act and this Agreement.

Operating Agreement	Page 2

ARTICLE III

MEMBER

3.1          Rights, Powers, Privileges and Authority of Member.

The Member will have only the authority, powers, privileges and rights expressly granted to the Member pursuant to the conditions, provisions and terms contained in the Act and this Agreement. Except as otherwise expressly contained in the Act or this Agreement (or by the Manager acting pursuant to the conditions, provisions and terms contained in the Act or this Agreement), no Member (other than the Manager) will have the authority, power, privilege or right to (a) control, manage or operate the Company’s affairs or business, or (b) act for or on behalf of, or to bind, the Company.

3.2          Reimbursement of Expenses for Member.

The Company, in the Manager’s absolute and sole discretion, may reimburse the Member for all or any necessary and ordinary out-of-pocket expenses incurred by the Member for or on behalf of the Company. The Manager’s determination of which expenses may be reimbursed to the Member and the amount of such expenses will be conclusive. Such reimbursements will be treated as an expense of the Company that will be deducted in calculating Net Cash Flow and will not be deemed to constitute an allocable share of Profits or a distribution or return of a Capital Contribution to the Member.

3.3          Meetings of Members.

(a)       Election of the Manager. Unless otherwise expressly contained in this Agreement or the Articles, or required by applicable Law, the Manager will be elected by the Member.

(b)       Membership Units Held by Fiduciaries; Pledges. Membership Units held by an administrator, a conservator, an executor, a guardian, a personal representative or another fiduciary may be voted by such fiduciary, without a transfer into such fiduciary’s name, at any meeting of the Member. A trustee may vote Membership Units at any meeting of the Member, provided that such Membership Units are standing in such trustee’s name in the Company’s transfer book. An assignee for the benefit of creditors, a receiver or a trustee in bankruptcy may vote Membership Units held by or under such Person’s control, or standing in such Person’s name, without a transfer into such Person’s name, at any meeting of the Member. Subject to the conditions, provisions and terms contained in the Contract creating the hypothecation or pledge (it being understood that neither the Company nor the Manager will have any duty, Liability or obligation to review such Contract), a Member whose Membership Units are hypothecated or pledged may vote the Membership Units at any meeting of the Member until the Membership Units have been transferred into the name of the creditor or pledgee.

(c)       Membership Units Held by Two or More Persons. Unless the Manager has been given written notice to the contrary and has been furnished with a copy of the Contract creating the relationship between two (2) or more Persons, Membership Units held in the names of two (2) or more Persons, whether fiduciaries, joint tenants, partners in a general partnership, tenants by the entirety, tenants in common or otherwise, may be voted by a majority of such Persons present at a meeting of the Member (if only one (1) is present, then that one (1) may exercise all the authority, powers, privileges and rights granted to the Member. If the Persons present at such meeting are divided equally as to the manner of voting the Membership Units, then the voting of such Membership Units will be prorated equally.

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(d)          Annual Meeting. An annual meeting of the Member will be held each Fiscal Year on such date, and at such place and time, as the Manager determines in its absolute and sole discretion. Each annual meeting of the Member will be held for (i) subject to the conditions, provisions and terms contained in Article IV, the election of the Manager, and (ii) the transaction of any other proper business. Anything in this Agreement to the contrary notwithstanding, the failure to hold an annual meeting of the Member in accordance with the conditions, provisions and terms contained in the Act or this Agreement will not affect the validity of any action of the Company and will not result in the dissolution or forfeiture of the Company. To the extent determined by the Manager, in her, his or its absolute and sole discretion, the Company will bear the cost and expense of each annual meeting of the Member.

(e)          Presiding Officer and Conduct of Meetings.

(i)          Call of Meeting; Appointment of Presiding Officer and Secretary. The Manager will call meetings of the Member to order and act as presiding officer of such meetings. If the Manager is not present at a meeting of the Member, then the Member may choose the presiding officer of such meeting. The Manager will act as the secretary of all meetings of the Member. If the Manager is not present at a meeting of the Member, then the presiding officer of such meeting may appoint any other Person to act as the secretary of such meeting.

(ii)          Order of Business. The presiding officer of a meeting of the Member will have broad discretion in determining the order of business, provided that such order of business may be changed by the vote of the holders of a majority of the Membership Units entitled to vote and represented at such meeting.

(iii)        Conduct of Meeting. Neither the rules of parliamentary procedure, Robert’s Rules of Order nor any similar procedural rules have to be observed in the conduct of a meeting of the Member. However, all meetings of the Member will be conducted in accordance with accepted usage and common practice with fair treatment to all Members who are entitled to take part in such meetings.

(f)          Action by the Member without a Meeting. Any action or consent permitted or required to be adopted, approved, authorized, confirmed, consented to and/or ratified by the Member pursuant to the conditions, provisions and terms contained in this Agreement, including any action permitted or required to be adopted, approved, authorized, confirmed, consented to and/or ratified by the Member at an annual or a special meeting of the Member, may be adopted, approved, authorized, confirmed, consented to and/or ratified without a meeting, without prior notice and without a vote if (A) one (1) or more written consents describing the action so taken are executed by the Member, and (B) such written consents are delivered to the Manager and filed in the minutes of the proceedings of the Member.

3.4          Designation of Membership Units.

There are one hundred (100) authorized Membership Units. The Member may increase or decrease the number of authorized Membership Units. The newly authorized Membership Units may be of such class and have such voting rights as are adopted, approved, authorized, confirmed, consented to and/or ratified by the Member. If the newly authorized Membership Units differ from the original Membership Units issued pursuant to the conditions, provisions and terms contained in this Agreement, then the Member will summarize those differences in a writing signed by the Member, and this Agreement and the definition of Membership Units contained in this Agreement will be deemed altered, amended, modified, repealed, restated and/or supplemented to the extent necessary to accommodate the newly authorized Membership Units.

Operating Agreement	Page 4

ARTICLE IV

MANAGER

4.1          Management of the Company; Authority of the Manager.

The Company’s affairs and business will be managed by and under the direction of the Manager. The Manager will (a) have all of the authority, powers, privileges and rights typically possessed by a manager pursuant to the conditions, provisions and terms contained in the Act, (b) have all of the authority, powers, privileges and rights typically possessed by the board of directors of a corporation, and (c) exercise all of the authority, powers, privileges and rights of the Company; provided, however, that the Manager, in her, his or its absolute and sole discretion, may delegate all or any of such authority, powers, privileges and rights to any agent, employee, officer or other representative of the Company.

4.2          Qualifications of the Manager.

The Manager may be any Person (including the Member, or any of her, his or its Affiliates), subject to such reasonable conditions, provisions and terms as the Member, in her, his or its absolute and sole discretion, determines to be appropriate or necessary

4.3          Compensation of the Manager; Reimbursement of Expenses for the Manager.

The Manager will not receive separate compensation for her, his or its service as the Manager. However, a Manager may receive reasonable compensation for the services that he, she or it performs for the Company in a capacity other than that of the Manager. The Manager and her, his or its Affiliates may be reimbursed by the Company for reasonable expenses incurred by such Manager in furtherance of the Company’s affairs and business.

4.4          Election and Term of the Manager.

At the organizational meeting of the Member and at each annual meeting of the Member thereafter, the Member will elect the Manager. The Manager so elected will hold office until the next succeeding annual meeting of the Member and until such Manager’s successor has been elected and qualified or until such Manager’s earlier death, removal from office or resignation.

4.5          Removal, Resignation and Replacement of the Manager.

(a)       Removal. The Manager may be removed, with or without cause, by the Member.

(b)       Resignation. The Manager may resign at any time by delivering written notice to the Member. The Manager’s resignation will be effective when notice is deemed delivered to the Member, pursuant to the conditions, provisions and terms contained in this Agreement, unless such notice specifies a later effective date.

(c)       Method of Filling Vacancies. Any vacancy resulting from the death, removal or resignation of the Manager may be filled by the Member. A Manager elected to fill a vacancy will hold office until the next succeeding annual meeting and until such Manager’s successor has been elected and qualified or until such Manager’s earlier death, removal from office or resignation.

Operating Agreement	Page 5

(d)          Potential Dissolution. If the Manager is removed pursuant to the conditions, provisions and terms contained in Section 4.5(a) or resigns pursuant to the conditions, provisions and terms contained in Section 4.5(b), then the Company will forthwith dissolve unless the Member executes a writing within ninety (90) days after the effective date of such removal or resignation electing to continue the Company’s existence. If the Company’s existence is continued pursuant to the conditions, provisions and terms contained in the immediately preceding sentence, the Member will elect a new Manager to hold office until the next succeeding annual meeting or until such Manager’s earlier death, removal from office or resignation.

(e)          Termination of Liability. If the Manager is removed pursuant to the conditions, provisions and terms contained in Section 4.5(a) or resigns pursuant to the conditions, provisions and terms contained in Section 4.5(b), then such Manager’s duties, Liabilities and obligations for events following such removal or resignation will terminate immediately, except as otherwise expressly contained in the Act, this Agreement, or any other applicable Contract or Law, and the Company promptly will take all steps reasonably necessary to cause such termination of duties, Liabilities and obligations, including, if required under the Act or any other applicable Law, acknowledging, delivering, executing, filing, publishing and/or recording an alteration, amendment, modification, repeal, restatement and/or supplement to the Articles,

(f)          No Effect on Membership. Neither the removal, replacement or resignation of the Manager who is also a Member will affect such Member’s authority, powers, privileges and rights, or the duties, Liabilities and obligations as a Member, nor will it constitute a withdrawal of such Member.

4.6         Duties, Liabilities and Obligations of the Manager.

The Manager will perform her, his or its duties, Liabilities and obligations in good faith, in a manner reasonably believed to be in the Company’s best interests, and with such care as an ordinarily prudent person in a like position would use under similar circumstances.

4.7         Reliance by Third Parties.

Any Person dealing with the Company or the Manager may rely upon a certificate executed by the Manager as to:

(a)          the identity of the Manager or the Member;

(b)          the existence or non-existence of any fact that constitutes a condition precedent to acts by the Manager or in any other matter relevant to the Company’s affairs and business;

(c)          the Persons who are authorized to acknowledge, alter, amend, deliver, execute, file, modify, publish, record, repeal, restate and/or supplement certificates, Contracts, documents, instruments, notices, statements and other undertakings for or on behalf of the Company;

(d)          any act or failure to act by the Company; or

(e)          any other matter whatsoever involving the Company or the Member.

Operating Agreement	Page 6

ARTICLE V

OFFICERS

5.1          Officers.

(a)       Permitted Officers. The Manager will have the authority to appoint officers of the Company, which may include a President or a Chief Executive Officer, a Secretary, a Treasurer, one (1) or more Vice Presidents, one (1) or more assistant Secretaries and one (1) or more assistant Treasurers.

(b)       Appointment of Officers. The Manager will have the authority to appoint the Company’s officers who will have the authority, powers, privileges and rights, and the duties, Liabilities and obligations, expressly granted to such officer(s) by the Manager. One (1) person simultaneously may hold any two (2) or more offices.

5.2          Duties and Rights of the Officers.

If appointed pursuant to the conditions, provisions and terms contained in Section 5.1, the following officers of the Company will have the following duties, Liabilities and obligations:

(a)       President or Chief Executive Officer. The Company’s President, or Chief Executive Officer, (i) will have all of the authority, powers, privileges and rights, and the duties, Liabilities and obligations, of a president and chief executive officer of a company, (ii) will have active and general management of the Company’s affairs and business, subject to the directions of the Manager, and (iii) in the absence of the Manager, will preside at all meetings of the Member.

(b)       Vice President. Each Vice President, if one (1) or more is elected, will have such authority, powers, privileges and rights, and the duties, Liabilities and obligations, as may, from time to time, be prescribed by the Manager or by the Company’s President or Chief Executive Officer. In the event of the absence or disability of the Company’s President or Chief Executive Officer, the Vice President of the Company designated by the Manager will succeed to the Company’s President’s or Chief Executive Officer’s authority, powers, privileges and rights, and the duties, Liabilities and obligations.

(c)       Secretary. The Company’s Secretary will (i) attend all meetings of the Manager and the Member, (ii) authenticate the Company’s records, (iii) record all proceedings of such meetings in the Company’s minute book, (iv) have custody of and maintain all of the Company’s corporate records (other than the financial records), and (v) have such other authority, powers, privileges and rights, and the duties, Liabilities and obligations, as may, from time to time, be prescribed by the Manager or the Company’s President or Chief Executive Officer. In the absence of a Secretary, the Manager will perform all of the functions of the Secretary.

(d)       Treasurer. The Company’s Treasurer will (i) be responsible for and have custody of all of the Company’s funds and securities, (ii) give and receive receipts for monies due and payable to the Company, and deposit monies in the Company’s name in the depositaries designated by the Manager, (iii) have custody of and maintain all of the Company’s financial records, (iv) keep full and accurate accounts of disbursements and receipts, and (v) have such other authority, powers, privileges and rights, and the duties, Liabilities and obligations, as may, from time to time, be prescribed by the Manager or the Company’s President or Chief Executive Officer. If required by the Manager, the Company’s Treasurer will give a bond for the faithful discharge of her or his duties, Liabilities and obligations in an amount and with the surety or sureties that the Manager, in her, his or its absolute and sole discretion, determines to be appropriate or necessary.

Operating Agreement	Page 7

5.3          Removal, Resignation and Replacement of Officers.

(a)       Removal. All or any of the Company’s officers may be removed, with or without cause, by the Manager.

(b)       Resignation. An officer of the Company may resign at any time. An officer of the Company’s resignation is effective when notice is deemed delivered by such officer to the Manager or the Company, pursuant to the conditions, provisions and terms contained in this Agreement, unless such notice specifies a later effective date.

(c)       Method of Filling Vacancies. Any vacancy occurring in any of the Company’s offices, including any vacancy created by reason of the creation of a new office, may be filled by the Manager. An officer elected to fill a vacancy will hold office until the next succeeding annual meeting and until such officer’s successor has been elected and qualified or until such officer’s earlier resignation, removal from office or death.

(d)       Termination of Liability. If an officer of the Company is removed pursuant to the conditions, provisions and terms contained in Section 5.3(a) or resigns pursuant to the conditions, provisions and terms contained in Section 5.3(b), then such officer’s duties, Liabilities and obligations for events following such removal or resignation will terminate immediately, except as otherwise expressly contained in the Act, this Agreement, or any other applicable Contract or Law, and the Company promptly will take all steps reasonably necessary to cause such termination of duties, Liabilities and obligations, including, if required under the Act or any other applicable Law, acknowledging, delivering, executing, filing, publishing and/or recording an alteration, amendment, modification, repeal, restatement and/or supplement to the Articles.

(e)       No Effect on Membership. Neither the removal, replacement or resignation of an officer of the Company who also is a Member will affect such Member’s authority, powers, privileges and rights, or the duties, Liabilities and obligations as a Member, nor will it constitute a withdrawal of such Member.

5.4          Compensation of Officers; Reimbursement of Expenses for Officers.

The Manager from time to time will fix the salaries of the officers; provided, however, that officers who are members shall not be entitled to receive compensation for the services that he or she performs for the Company as an officer. An officer of the Company will be entitled to reimbursement from the Company for reasonable travel costs, expenses and fees incurred by such officer in attending meetings of the Members and for other reasonable costs, expenses and fees incurred by such officer in furtherance of the Company’s affairs and business, all in accordance with the Company’s reimbursement policy as adopted, approved, authorized, confirmed, consented to and/or ratified by the Manager.

ARTICLE VI

CAPITAL CONTRIBUTIONS

6.1          Capital Contributions.

(a)       The Member has contributed the amount of money, services and/or other Assets set forth opposite such Member’s name on Schedule A to the capital of the Company. The initial Gross Asset Value at the time such money, services and/or other Assets were contributed to the Company as Capital Contributions by the Member, and the number of Membership Units issued to the Member in exchange for such Capital Contributions, are set forth opposite the Member’s name on Schedule A.

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(b)       Except as otherwise expressly contained in the Act, this Agreement, or any other applicable Contract or Law, no Member will be required to make any additional Capital Contribution to the Company other than the Capital Contributions described in this Section 6.1.

(c)       A Member’s Capital Contribution and Membership Units will be considered to be personal property for all purposes.

(d)       Except as otherwise expressly contained in this Agreement, no Member (except the Manager if the Manager is a Member) will receive any compensation for services rendered for, on behalf of or to the Company or otherwise in her, his or its capacity as a Member unless adopted, approved, authorized, confirmed, consented to and/or ratified by the Manager.

6.2          Loans and Advances.

Except as otherwise expressly contained in the Act, this Agreement, or any other applicable Contract or Law, the Member will not be required to advance or lend any funds to the Company. However, any Person, with the prior written consent of the Manager, may advance or lend funds to the Company. If the Member advances or lends any funds to the Company, the amount of such advance or loan will not entitle the Member to any increase in the Member’s share of the Company’s allocations and distributions. The amount of any such advance or loan will be (a) evidenced by a promissory note, (b) a debt obligation of the Company to the Member, and (c) repaid to the Member by the Company with interest at a rate equal to the Prime Rate, adjusted on the first day of each calendar month, and upon such other conditions, provisions and terms as will be determined by the Manager, in her, his or its absolute and sole discretion. Any such advance or loan will be collectible and payable only out of the Company’s Assets, and the Member will not be obligated personally to repay any part thereof. No Person who makes any advance or loan to the Company will acquire or have, as a result of making such advance or loan, any direct or indirect interest in the Assets, capital or profits of the Company, other than as a creditor.

ARTICLE VII

DISTRIBUTIONS

Any condition, provision or term contained in this Agreement to the contrary notwithstanding, the Company will not make a distribution to the Member with respect to such Member’s Membership Units if such distribution would violate any of the conditions, provisions or terms contained in the Act, this Agreement or any other applicable Contract or Law.

ARTICLE VIII

LIABILITY, EXCULPATION AND INDEMNIFICATION

The conditions, provisions and terms contained in this Article VIII will apply to the extent permitted by the Act.

8.1          Liability.

Except as otherwise expressly required by the Act, the duties, Liabilities and obligations of the Company, whether arising in Contract, tort or otherwise, will be solely the duties, Liabilities and obligations of the Company, and no Covered Person will be obligated personally for any such duty, Liability or obligation of the Company solely by reason of being a Covered Person.

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8.2          Exculpation.

(a)       No Covered Person will be liable to the Company, any other Covered Person or any Member for any Losses from Claims arising out of, based upon, connected with, incidental to or related to any act or omission omitted or performed by such Covered Person in good faith for or on behalf of the Company and in a manner reasonably believed by such Covered Person to be within the scope of authority conferred on such Covered Person by the conditions, provisions and terms contained in the Act, this Agreement, or any other applicable Contract or Law; provided, however, that (i) no Covered Person will be entitled to be exculpated with respect to any Losses from Claims incurred by the Company, any other Covered Person and/or any Member arising out of, based upon, connected with, incidental to or related to such Covered Person’s own Malfeasance, and (ii) the Manager may be liable to the extent that Liability exists pursuant to the conditions, provisions and terms contained in the Act.

(b)       A Covered Person will be protected fully if such Covered Person relies, in good faith and reasonably, upon the Company’s records and upon such information, opinions, reports and/or statements presented to the Company by any Person as to matters such Covered Person reasonably believes are within such other Person’s expert or professional competence and who has been selected with reasonable care by or for and on behalf of the Company, including information, opinions, reports and/or statements as to the amount and value of the Company’s Assets, Liabilities, Losses and Profits, and any other facts relevant to the amount and existence of Assets from which distributions to the Member properly may be made pursuant to the conditions, provisions and terms contained in this Agreement.

8.3          Duties, Liabilities and Obligations of Covered Persons.

(a)       To the extent that, at law or in equity, a Covered Person has duties to the Company, any other Covered Person or any Member (including fiduciary duties), and Liabilities and obligations arising therefrom, based thereon, connected therewith, incidental thereto or related thereto, whether pursuant to the conditions, provisions and terms contained in the Act, this Agreement or any other applicable Contract or Law, such Covered Person, when acting pursuant to the conditions, provisions and terms contained in this Agreement, will not be liable to the Company, any other Covered Person or any Member for her, his or its good faith and reasonable reliance on the conditions, provisions and terms contained in this Agreement (to the extent permitted by Law). The Company and the Member acknowledge, agree and understand that the conditions, provisions and terms contained in this Agreement, to the extent that they restrict the duties, Liabilities and obligations of a Covered Person otherwise existing at law or in equity, replace such other duties, Liabilities and obligations of such Covered Person (to the extent permitted by Law).

(b)       Except as otherwise expressly contained in this Agreement, whenever a conflict of interest arises or exists that involves a Covered Person, such Covered Person will resolve such conflict of interest by acting in a manner that is, or agreeing to such conditions, provisions and terms that are, fair and reasonable to the Company and the Member, considering in each case the relative interests of each party (including her, his or its own interests) to such conflict of interest and the benefits and burdens arising out of, based upon, connected with, incidental to or related to such interests, any accepted or customary industry practices, and any applicable GAAP or other accounting principles. In the absence of bad faith by such Covered Person, the actions or resolution, or the conditions, provisions and terms, agreed to, made or taken by such Covered Person will not constitute a breach or violation of this Agreement or of any duty, Liability or obligation of such Covered Person at law or in equity (to the extent permitted by Law).

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8.4          Indemnification.

To the fullest extent not prohibited by the Act or any other applicable Law, the Company will defend, hold harmless, indemnify and reimburse each Covered Person for any Losses from Claims incurred by such Covered Person arising out of, based upon, connected with, incidental to or related to any act or omission omitted or performed by such Covered Person in good faith for or on behalf of the Company and in a manner reasonably believed by such Covered Person to be within the scope of authority conferred on such Covered Person by the conditions, provisions and terms contained in the Act, this Agreement, or any other applicable Contract or Law; provided, however, that (a) no Covered Person will be entitled to be defended, held harmless, indemnified or reimbursed with respect to any Losses from Claims incurred by such Covered Person arising out of, based upon, connected with, incidental to or related to such Covered Person’s own Malfeasance, and (b) the Manager will be entitled to be defended, held harmless, indemnified or reimbursed with respect to any Losses from Claims incurred by the Manager only to the extent not limited by the Act. Anything in this Agreement to the contrary notwithstanding, the Company’s duties, Liabilities and obligations, if any, pursuant to the conditions, provisions and terms contained in this Section 8.4 will be satisfied out of and to the extent of the Company’s Assets only, and no Covered Person or Member will have any personal duty, Liability or obligation therefor.

8.5          Advancement of Costs and Expenses.

To the fullest extent not prohibited by the Act or any other applicable Law, the Company will advance, from time to time, reasonable Litigation Expenses incurred by a Covered Person in defending any claim, demand or Proceeding prior to the final disposition of such claim, demand or Proceeding, provided that the Company and the Covered Person reasonably believe that the Covered Person is entitled to be defended, held harmless, indemnified and reimbursed pursuant to the conditions, provisions and terms contained in Section 8.4, and provided  further that the Covered Person agrees in writing to repay to the Company any such advanced Litigation Expenses if a court with competent jurisdiction determines that the Covered Person is not entitled to be defended, held harmless, indemnified and reimbursed pursuant to the conditions, provisions and terms contained in Section 8.4.

8.6          Insurance.

The Company may purchase insurance, to the extent and in such amounts as the Manager, in her, his or its absolute and sole discretion, deems appropriate or necessary, for and on behalf of any Covered Person and such other Persons as the Manager, in her, his or its absolute and sole discretion, will determine, against any claims, demands or Proceedings that may be asserted against, or Losses from Claims incurred by, any such Person arising out of, based upon, connected with, incidental to or related to the Company’s affairs or business, regardless of whether the Company would have the power to defend, hold harmless, indemnify and/or reimburse such Person against any such claims, demands, Losses from Claims and/or Proceedings pursuant to the conditions, provisions and terms contained in this Agreement. The Company may enter into Contracts with Covered Persons and adopt, approve, authorize, confirm, consent to and/or ratify written policies and procedures that (a) arrange for the advancement of Litigation Expenses and the funding of duties, Liabilities and obligations pursuant to the conditions, provisions and terms contained in Section 8.5, and (b) contain such other policies and procedures regarding defending, holding harmless, indemnifying and reimbursing such Covered Persons as the Manager, in her, his or its absolute and sole discretion, deems appropriate or necessary.

Operating Agreement	Page 11

8.7          Limitation of Liability.

It is the intent of the Company and the Member that this Agreement afford the Manager and the Member the maximum protection from Liability permitted by the Act and any other applicable Law. Anything in this Agreement to the contrary notwithstanding, the Manager’s and the Member’s Liability will be limited to the fullest extent that Liability is permitted to be limited by the Act and any other applicable Law. This Agreement does not create or increase the Manager’s or the Member’s duties, Liabilities or obligations beyond the minimum expressly required by the Act and any other applicable Law.

ARTICLE IX

BOOKS AND RECORDS

9.1          Records to be Kept.

The Company will keep, or cause to be kept, the records required by the Act or any other applicable Law.

9.2          Books of Account; Audit.

(a)       The Company will keep, or cause to be kept, complete and accurate books of account of the Company’s affairs and business at the Company’s principal office. For both financial and tax reporting purposes and for purposes of determining Losses and Profits, the Company’s books of account will (i) be kept on the Company’s income tax basis method of accounting, applied in a consistent manner, (ii) reflect all of the Company transactions, and (iii) be appropriate for the Company’s affairs and business.

(b)       The Company, in the Manager’s absolute and sole discretion, may have an independent certified public accountant audit the Company’s books of account and financial statements for each Fiscal Year. Each such audit will be accompanied by a report of such accountant containing her, his or its opinion. The cost of each such audit will be an expense of the Company. A copy of each such audited financial statements and the accompanying accountant’s report will be made available for inspection by the Member.

9.3          Tax Information.

The Company will prepare, or cause to be prepared, and will file, or cause to be filed, all domestic or foreign income tax reports and returns, whether on a federal, local, provincial or state level, required to be filed by the Company. The Company will pay any taxes payable by the Company solely from the Company’s Assets; provided, however, that the Company will not be required to pay any tax so long as the Company is contesting in good faith and reasonably, and by appropriate legal Proceedings, the amount, applicability or validity of such tax and such contest does not endanger materially the Company, any Membership Units, or the Member’s authority, powers, privileges or rights.

Operating Agreement	Page 12

ARTICLE X

DISSOLUTION, LIQUIDATION AND TERMINATION

10.1       Dissolution.

Only the happening of any one of the following events will dissolve the Company:

(a)       the prior written consent of the Member; or

(b)       the entry of a decree of administrative or judicial dissolution of the Company pursuant to the conditions, provisions and terms contained in the Act or any other applicable Law.

10.2       Notice of Dissolution.

Upon the dissolution of the Company, the Manager promptly will notify the Member of such dissolution.

10.3       Liquidation.

(a)           Upon dissolution of the Company, the Manager or, if the Manager is not eligible pursuant to the conditions, provisions and terms contained in this Agreement, a Person selected by the Member to act as a liquidating trustee (in either case, the “Liquidator”) will wind up the affairs of the Company. The Liquidator will have full power and authority to:

(i)        sell or otherwise dispose of, at such prices and upon such conditions, provisions and terms as the Liquidator, in her, his or its absolute and sole discretion, deems appropriate, all or any of the Company’s Assets, provided that such sales or other dispositions will be made only for cash (except that the Liquidator may accept evidences of indebtedness if he, she or it determines that a sale on such conditions, provisions and terms would be advantageous to the Company); and

(ii)       as soon thereafter as is reasonably practicable, effect the distribution or use of the Company’s Assets pursuant to the conditions, provisions and terms contained in Section 10.4.

(b)        Anything in this Section 10.3 to the contrary notwithstanding, in the event that the Liquidator, acting in good faith and reasonably, determines that a sale or other disposition of all or any of the Company’s Assets would cause undue loss to the Member or otherwise be impractical, the Liquidator may defer the liquidation and/or distribution of such Assets for a reasonable period of time.

(c)        The Person named as Liquidator will not be eligible to serve as the Liquidator if (i) he, she or it is subject to Bankruptcy or Insolvency, or (iii) he, she or it is in breach of any of her, his or its material duties, Liabilities or obligations contained in this Agreement.

(d)       The Liquidator will not deal with the Company for her, his or its own account without the prior written consent in each case of the Member.

10.4       Distributions upon Dissolution.

(a)       Upon the dissolution of the Company as a result of the occurrence of any of the events contained in Section 10.1, the Liquidator will use or distribute the Company’s Assets in accordance with the following order of priority:

Operating Agreement	Page 13

(i)          first, to creditors (including the Member to the extent he, she or it is a creditor), to the extent permitted by Law, in satisfaction of the Company’s costs, expenses and Liabilities (other than any Liabilities for distributions to Members pursuant to the conditions, provisions and terms contained in Article VII);

(ii)         second, to the establishment of any reserve that the Liquidator deems reasonably necessary for any unknown, unasserted, contingent, unaccrued or unliquidated costs, expenses and Liabilities of the Company to all Persons who are not Members. Such reserve may be paid over by the Liquidator to any attorney at law, or any other Person acceptable to the Liquidator, as escrow agent to be held for disbursement in payment of such costs, expenses and Liabilities, and, at the expiration of such period as is deemed advisable by the Liquidator, for distribution of the balance in the manner provided in clause (iv) of this Section 10.4(a);

(iii)        third, to the establishment of any reserve that the Liquidator deems reasonably necessary for any unknown, unasserted, contingent, unaccrued or unliquidated costs, expenses and Liabilities of the Company to the Member. Such reserve may be paid over by the Liquidator to any attorney at law, or any other Person acceptable to the Liquidator, as escrow agent to be held for disbursement in payment of such costs, expenses and Liabilities, and, at the expiration of such period as is deemed advisable by the Liquidator, for distribution of the balance in the manner provided in clause (iv) of this Section 10.4(a); and

(iv)        fourth, to the Member.

(b)          Any distribution required to be made pursuant to the conditions, provisions and terms contained in this Section 10.4 will be made as soon as reasonably practicable following the liquidation of such Asset(s).

10.5       Compliance with Certain Requirements of the Regulations; Capital Account Deficits.

If the Company is “liquidated” within the meaning of Section 1.704-1(b)(2)(ii)(g) of the Treasury Regulations, then liquidating distributions will be made pursuant to the conditions, provisions and terms contained in this Agreement; provided, however, that such liquidating distributions will be made in compliance with all of the conditions, provisions and terms contained in Section 1.704-1(b)(2)(ii)(b)(2) of the Treasury Regulations. If any Member has a deficit balance in her, his or its Capital Account (after giving effect to all contributions, distributions and allocations for all Fiscal Years), then such Member will have no obligation to make any contribution to the capital of the Company with respect to such deficit, and such deficit will not be considered a debt owed to the Company or to any other Person for any purpose whatsoever. In the discretion of the Liquidator, reserves may be established pursuant to an escrow or a trust as contemplated by the conditions, provisions and terms contained in Section 10.4.

10.6       Deemed Contribution and Distribution.

If the Company is liquidated within the meaning of Section 1.704-1(b)(2)(ii)(g) of the Treasury Regulations, but no event of dissolution has occurred pursuant to the conditions, provisions and terms contained in Section 10.1, then the Company will not be (a) dissolved or liquidated under the Laws of the State of Florida, (b) the Company’s debt will not be paid or discharged, and (c) the Company’s affairs will not be wound up.

Operating Agreement	Page 14

10.7       Termination.

The Company will terminate when all of the Company’s Assets have been distributed pursuant to the conditions, provisions and terms contained in this Article X, and the Articles have been canceled in the manner required by the Act.

ARTICLE XI

MISCELLANEOUS

11.1       Interpretation; Construction.

The use in this Agreement of the word “including” means “including, without limitation.” The words “hereby,” “herein,” “hereinafter,” “hereof,” “hereto,” “hereunder,” and other words of similar import refer to this Agreement as a whole, including the Annexes, Exhibits and Schedules attached to this Agreement, as the same may be altered, amended, modified, repealed, restated and/or supplemented in accordance with the conditions, provisions and terms contained in this Agreement, and not to any particular article, clause, paragraph section, subparagraph or subsection contained in this Agreement. All references to articles, clauses, paragraphs, sections, subparagraphs, subsections, Annexes, Exhibits and Schedules means the articles, clauses, paragraphs, sections, subparagraphs and subsections contained in this Agreement and the Annexes, Exhibits and Schedules attached to this Agreement, except as otherwise expressly provided in this Agreement. The title of and the article, section and paragraph headings contained in this Agreement are for convenience of reference only and will not affect or govern the interpretation of any of the conditions, provisions or terms contained in this Agreement. The use in this Agreement of the feminine, masculine or neuter forms also will denote the other forms, as in each case the context may require. The use in this Agreement of the singular form of a definition or term also will denote the plural forms of such definition or term, and vice-versa, as in each case the context may require. Where specific language is used to clarify by example a general statement contained in this Agreement, such specific language will not be deemed to limit, modify or restrict in any manner the construction of the general statement to which it relates. Each use of the term “shall” or “will” indicates a compulsory obligation. The Parties intend the use of the term “and/or” in an ordered list to make the items in the ordered list both several and inclusive of each other, as the context requires. The word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase does not simply mean “if.” The term “written” includes electronic mail and facsimiles. Accounting terms used but not otherwise defined in this Agreement have the meanings given to them under GAAP. Unless expressly provided otherwise, the measure of a period of a month or year for purposes of this Agreement will be that date of the following month or year corresponding to the starting date; provided, however, that if no corresponding date exists, the measure will be that date of the following month or year corresponding to the next day following the starting date. For example, one (1) month following February 18 is March 18, and one (1) month following March 31 is May 1.

11.2       Notices.

(a)       All demands, documents, notices, payments, reports, requests, returns or other communications delivered pursuant to the conditions, provisions and terms contained in this Agreement and other applicable Law will be in writing and will be deemed to be sufficient if (i) delivered personally, (ii) mailed by registered or certified mail, return receipt requested, postage prepaid, (iii) sent by facsimile or other electronic transmission device, or (iv) sent by a nationally-recognized, overnight courier, to the Parties at the following addresses (or at such other address for a Party as is specified by a written notice satisfying the conditions, provisions and terms contained in this Section 11.2(a)):

Operating Agreement	Page 15

(i)	if to the Company, to it at:

Roux Properties Jacksonville, LLC 5344 Overmyer Drive
Jacksonville, Florida 32254 Attention: Tim Buckingham

(ii)          if to the Member, to the Member at the Member’s address set forth on Schedule A; and

(iii)         if to the Manager, to the Manager at the Manager’s last known address contained in the Company’s records.

(b)          All such demands, documents, notices, payments, reports, requests, returns or other communications will be deemed to have been delivered and received (i) in the case of personal delivery, on the date of such delivery, (ii) in the case of delivery by certified or registered mail, on the third (3rd) Business Day following such mailing, (iii) in the case of delivery by facsimile or other electronic transmission device, on the date of such delivery if delivered on a Business Day, or if not delivered on a Business Day, then on the next Business Day after the day delivered, and (iv) in the case of delivery by a nationally-recognized, overnight courier guaranteeing next Business Day delivery, on the Business Day following dispatch.

11.3        Determinations by the Manager.

Except as otherwise expressly contained in the Act, this Agreement, or any other applicable Contract or Law, all questions and issues regarding the Company or this Agreement will be answered or decided by the Manager.

11.4        Benefits of Agreement; Assignment.

All of the conditions, provisions and terms contained in this Agreement will be binding upon and will inure to the benefit of the Parties and their respective Affiliates, estates, executors, heirs, permitted assignees, personal representatives and successors, as applicable. Except as otherwise expressly contained in this Agreement, this Agreement will not confer any remedies or rights upon any Person other than the Persons referred to in the immediately preceding sentence. This Agreement is not assignable by any Party without the prior written consent of each other Party, except that the Company may assign this Agreement and/or its authority, duties, Liabilities, obligations, powers, privileges and rights contained in this Agreement to any of its Affiliates or to any Person succeeding to all or any substantial portion of its assets or business.

11.5       Force Majeure.

Whenever any action is required to be taken pursuant to the conditions, provisions and terms contained in this Agreement within a specified period of time, such additional period of time will be provided to the Party required to take such action as will equal any period of delay resulting from causes beyond the reasonable control of the Party required to take such action, including actions of or interference by governmental or other regulatory authorities, acts of God (including flood, fire or acts of nature), acts of terrorism, labor disturbance, wars, riots or other civil disturbances (collectively, “Force Majeure Events”). No Party will be held in breach of any condition, provision or term contained in this Agreement because of any Force Majeure Event, provided that Party exercises commercially reasonable efforts to resume performance pursuant to the conditions, provisions and terms contained in this Agreement as soon as practicable after the occurrence of such Force Majeure Event if resumption is a commercially reasonable option.

Operating Agreement	Page 16

11.6        Waiver.

The failure of any Party to seek redress for a breach of or default under, or failure to insist upon the strict performance of, any condition, provision or term contained in this Agreement, will not prevent a subsequent act or failure from having the effect of an original breach of or default under, or failure to satisfy, any such condition, provision or term contained in this Agreement. No waiver of any condition, provision or term contained in this Agreement will be effective unless it is contained in a written document executed by each Party, and then only to the extent specifically provided in such writing. No waiver by any Party of any breach of or default will be deemed to extend to any prior or subsequent breach of or default, or affect in any way any rights arising out of, based upon, connected with, incidental to or related to any such prior or subsequent occurrence.

11.7       Governing Law.

This Agreement will be construed, governed by and interpreted in accordance with the domestic Laws of the State of Florida without giving effect to any choice of law or any conflicting provision, rule or term (whether of the State of Florida or any other jurisdiction) that would cause the Laws of any jurisdiction other than the State of Florida to be applied.

11.8       Severability.

If any condition, provision or term contained in this Agreement would be held in any jurisdiction to be illegal, invalid, prohibited or unenforceable for any reason, then such condition, provision or term, as to such jurisdiction, will be ineffective, without invalidating the remaining conditions, provisions and terms contained in this Agreement or affecting the enforceability, legality or validity of such condition, provision and/or term in any other jurisdiction. Anything in the immediately preceding sentence to the contrary notwithstanding, if such condition, provision or term could be drawn more narrowly so as not to be illegal, invalid, prohibited or unenforceable in such jurisdiction, it will be so narrowly drawn, as to such jurisdiction, without invalidating the remaining conditions, provisions and terms contained in this Agreement or affecting the enforceability, legality, or validity of such condition, provision or term in any other jurisdiction.

11.9       Entire Agreement.

This Agreement and the other agreements and documents referenced in this Agreement and attached to this Agreement (including the Annexes, Exhibits and Schedules attached to this Agreement) and any other document contemporaneously entered into with this Agreement contain all of the Contracts among the Parties with respect to the transactions contemplated by this Agreement and such documents, and supersede all prior Contracts among the Parties with respect to such transactions.

[The Parties have left the remainder of this page blank intentionally.]

Operating Agreement	Page 17

IN WITNESS WHEREOF, this Operating Agreement of Roux Properties Jacksonville, LLC has been executed as of the date first above written.

COMPANY:

ROUX PROPERTIES JACKSONVILLE, LLC, a
Florida limited liability company

By:	/s/ Sennen Pamich
Sennen Pamich, President

MEMBER:

ROUX LABORATORIES, INC., a Florida corporation

By:	/s/ Sennen Pamich
Sennen Pamich, President

Signature Page to Operating Agreement

ANNEX I

Definitions

As used in this Agreement, the following capitalized terms have the meanings given to them in this Annex I or in the locations of this Agreement specified in this Annex I. Any capitalized terms not defined in this Annex I have the meanings given to them in the respective sections of this Agreement in which they first appear.

“Act” means the Florida Limited Liability Company Act, Chapter 608, Florida Statutes, as the same may be altered, amended, modified, repealed, restated and/or supplemented, and any succeeding legislation thereto, all as the same are in effect from time to time. A reference to a specific section of the Act refers not only to such specific section, but also to any corresponding condition, provision or term of any succeeding legislation thereto, as such specific section or corresponding condition, provision or term is in effect on the date of application of the condition, provision or term contained in this Agreement containing such reference.

“Affiliate” means, with respect to any Person, (a) a director, an executive officer, a manager, a member, an owner, a partner, a shareholder or a trustee of such Person or of any Person identified in clause (b) below and (b) any other Person that, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, the specified Person. As used in this definition of Affiliate, “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting Securities, by Contract or otherwise.

“Agreement” means this Operating Agreement, together with all Annexes and Schedules attached to this Agreement, as the same may be altered, amended, modified, repealed, restated and/or supplemented from time to time pursuant to the conditions, provisions and terms contained in this Agreement and therein.

“Annex I” means Annex I attached to this Agreement, as the same may be altered, amended, modified, repealed, restated and/or supplemented from time to time pursuant to the conditions, provisions and terms contained in this Agreement.

“Articles” means the Company’s Articles of Organization filed with the office of the Florida Department of State pursuant to the conditions, provisions and terms contained in the Act, as the same may be altered, amended, modified, repealed, restated and/or supplemented from time to time pursuant to the conditions, provisions and terms contained in the Act and this Agreement.

“Assets” means, collectively, all property, interests in property and rights of any kind, including intangible property (including Securities), mixed property, money, intellectual property, personal property and real property,

“Bankrupt” or “Bankruptcy,” as applicable, means, with respect to any Person, any (a) assignment for the benefit of such Person’s creditors, (b) application or petition for the appointment of a custodian, liquidator, receiver or trustee of any substantial part of such Person’s Assets, (c) filing of an application or a petition, or commencement of a Proceeding, by such Person relating to herself, himself or itself under any arrangement, bankruptcy, insolvency, reorganization or similar Law, or (d) filing of an application or a petition, or commencement of a Proceeding, under any arrangement, bankruptcy, insolvency, reorganization or similar Law against such Person where either (i) such Person effectively has given her, his or its adoption, approval, authorization, confirmation, consent and/or ratification, or (ii) such application, petition or Proceeding has continued undischarged and unstayed for a period of sixty (60) days.

Operating Agreement	Annex I-1

“Business Day” means any day that is not a Saturday, Sunday or a day on which banking institutions in Jacksonville, Florida are authorized or required to be closed.

“Capital Contribution” means, with respect to the Member, the aggregate amount of money and the Gross Asset Value at the time of contribution of any Assets (other than money) contributed to the Company by such Member pursuant to the conditions, provisions and terms contained in Section 6.1.

“Code” means the Internal Revenue Code of 1986, as it may be altered, amended, modified, repealed, restated and/or supplemented, and any succeeding legislation thereto, and the regulations and rules promulgated thereunder (including the Treasury Regulations), all as the same are in effect from time to time. A reference to a specific section of the Code refers not only to such specific section, but also to any corresponding condition, provision or term of any succeeding legislation thereto, as such specific section or corresponding condition, provision or term is in effect on the date of application of the condition, provision or term contained in this Agreement containing such reference.

“Company” has the meaning given to it in the introductory paragraph of this Agreement.

“Contract” means any bond, commitment, concession, credit agreement, franchise, grant of easement, indenture, lease, license, loan agreement, mortgage, note, Permit, purchase order, right of way, sale order, service order, sublease, or other agreement, arrangement, commitment, contract, instrument or understanding, whether oral or written.

“Covered Persons” means, collectively, the agents, directors, employees, managers (including the Manager), officers, and representatives of the Company and its Affiliates.

“Effective Date” has the meaning given to it in the introductory paragraph of this Agreement.

“Fiscal Year” means (a) the period commencing on the formation of the Company and ending on December 31 of the calendar year in which such formation occurred, (b) any subsequent twelve (12) month period commencing on January 1 and ending on December 31, (c) the period commencing on January 1 of the year during which the Company winds up and dissolves, and ending on the day on which the winding up and dissolution of the Company is completed, or (d) any portion of a period described in clause (a), clause (b) or clause (c) of this definition of Fiscal Year for which the Company is required to allocate Losses, Profits and other items of Company deduction, gain, income and loss pursuant to the conditions, provisions and terms contained in Article X.

“Force Majeure Events” has the meaning given to it in Section 11.5.

“GAAP” means generally accepted accounting principles in the United States contained in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other entity as may be approved by a significant segment of the accounting profession that are applicable to the circumstances from time to time, and to the extent not inconsistent with generally accepted accounting principles in the United States, applied in a consistent manner.

“Governmental Authority” means any domestic or foreign government or political subdivision thereof, whether on a federal, local, provincial or state level and whether executive, legislative or judicial in nature, including any agency, authority, board, bureau, commission, court, department, tribunal or other instrumentality thereof.

Operating Agreement	Annex I-2

“Gross Asset Value” means, with respect to any Asset, such Asset’s adjusted basis for federal income tax purposes, except as follows:

(a)       The initial Gross Asset Value of any Asset contributed by a Member to the Company will be the gross fair market value of such Asset at the time of such contribution, as determined by the Manager acting in good faith and reasonably;

(b)       The Gross Asset Value of all of the Company’s Assets will be adjusted to equal their respective gross fair market values, as determined by the Manager acting in good faith and reasonably, as of the following times: (i) the acquisition of an additional Membership Unit in the Company by any Member (including a New Member or a Substitute Member) in exchange for more than a de minimis Capital Contribution, (ii) the distribution by the Company to a Member of more than a de minimis amount of the Company’s Assets as consideration for such Member’s Membership Units, (iii) the liquidation of the Company within the meaning of Section 1.704-l(b)(2)(ii)(g) of the Treasury Regulations, and (iv) in connection with the grant of a Membership Unit in the Company as consideration for the provision of services to or for the benefit of the Company by a Member; provided, however, that adjustments pursuant to clause (i), clause (ii) and clause (iii) of this sentence will be made only if the Manager reasonably determines that such adjustments are appropriate or necessary to reflect the relative economic interests of the Members in the Company;

(c)       The Gross Asset Value of any of the Company’s Assets distributed to any Member will be the gross fair market value of such Asset on the date of distribution, as determined by the Manager acting in good faith and reasonably; and

(d)       The Gross Asset Value of any of the Company’s Assets will be increased (or decreased) to reflect any adjustments to the adjusted basis of such Asset pursuant to Section 734(b) of the Code or Section 743(b) of the Code, but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to the conditions, provisions and terms contained in (i) Section 1.704-1(b)(2)(iv)(m) of the Treasury Regulations, and (ii) subparagraph (vi) of the definition of “Losses” and “Profits”; provided, however, that the Gross Asset Value of any such Asset will not be adjusted pursuant to the conditions, provisions and terms contained in this subparagraph (iv) to the extent that the Manager, acting in good faith and reasonably, determines that an adjustment pursuant to the conditions, provisions and terms contained in subparagraph (b) of this definition of Gross Asset Value is appropriate or necessary in connection with a transaction that otherwise would result in an adjustment pursuant to the conditions, provisions and terms contained in this subparagraph (d).

If the Gross Asset Value of an Asset has been adjusted or determined pursuant to the conditions, provisions and terms contained in subparagraph (a), subparagraph (b) or subparagraph (d) of this definition of Gross Asset Value, then such Gross Asset Value will be adjusted or determined thereafter by the Depreciation taken into account with respect to such Asset for purposes of computing Losses and Profits.

“Immediate Family” means, with respect to any Person, such Person’s spouse (or such Person’s partner in a legally-recognized civil partnership or civil union), brothers, sisters, lineal ascendants (including adopting parents and stepparents) and lineal descendants (including adopted children and stepchildren), the spouses of such brothers, sisters, lineal ascendants and lineal descendants, and such lineal descendants’ partners in legally-recognized civil partnerships or civil unions).

Operating Agreement	Annex I-3

“Insolvent” or “Insolvency,” as applicable, means, with respect to any Person, (a) the admission by such Person in writing that he, she or it is unable to pay her, his or its Liabilities generally as they become due, (b) the taking by such Person of any action (corporate or otherwise) in furtherance of any application, petition or Proceeding relating to herself, himself or itself under any arrangement, bankruptcy, insolvency, reorganization or similar Law, or (c) such Person becoming insolvent or being unable to pay her, his or its Liabilities generally as they become due.

“Law” means any applicable (a) domestic or foreign directive, ordinance, regulation, rule, statute, treaty or similar condition, provision or term having the effect or force of law, whether on a federal, local, provincial or state level, (b) domestic or foreign common law, whether on a federal, local, provincial or state level, and (c) Order of any Governmental Authority.

“Liability” means any debt, liability or other obligation, whether absolute or contingent, accrued or unaccrued, asserted or unasserted, known or unknown, or liquidated or unliquidated, matured or unmatured, and whether due or to become due, regardless of when asserted.

“Liquidator” has the meaning given to it in Section 10.3(a).

“Litigation Expenses” means all and any out-of-pocket costs, expenses and fees incurred in connection with asserting, appealing, defending or investigating any claim or dispute in a Proceeding arising out of, based upon, connected with, incidental to or related to this Agreement, including all and any of the following: arbitration and mediation costs, expenses and fees; commercial delivery, mailing and courier charges; reasonable consultant and expert witness fees; reasonable copying and document reproduction costs, expenses and fees; court costs, expenses and fees; court filing fees, court reporter and transcript fees (whether for deposition, evidentiary hearing, non-evidentiary hearing or trial); electronic discovery costs and expenses; electronic research costs, expenses and fees (including Westlaw and Lexis Nexis); reasonable information technology support charges; reasonable investigation costs and expenses; post-judgment collection costs, expenses, and fees; telephone charges; reasonable travel expenses; and reasonable fees and disbursements of outside accountants, consultants, expert witnesses, investigators, legal counsel and other professionals and para-professionals, regardless of whether such costs, expenses and fees are non-taxable or taxable under applicable Law. Litigation Expenses include the costs, expenses and fees of legal counsel in any Proceeding to determine entitlement to reasonable fees and disbursements of legal counsel, as well as in determining and quantifying the amount of the foregoing costs, expenses and fees.

“Losses” and “Profits” means, for each Fiscal Year or other applicable period, an amount equal to the Company’s taxable income or taxable loss for such Fiscal Year or other applicable period, determined in accordance with Section 703(a) of the Code (including in taxable income or taxable loss, for this purpose, all items of Company income, gain, deduction or loss required to be stated separately pursuant to Section 703(a)(1) of the Code), with the following adjustments:

(a)       Any of the Company’s income that is exempt from federal income tax and not otherwise taken into account in calculating Losses and Profits pursuant to the conditions, provisions and terms contained in this definition of Losses and Profits will be added to such taxable income or taxable loss;

(b)       Any of the Company’s expenditures that are described in Section 705(a)(2)(B) of the Code (or treated as expenditures described in Section 705(a)(2)(B) of the Code pursuant to Section 1.704-l(b)(2)(iv)(i) of the Treasury Regulations) and not otherwise taken into account in calculating Losses and Profits pursuant to the conditions, provisions and terms contained in this definition of Losses and Profits will be subtracted from such taxable income or taxable loss;

Operating Agreement	Annex I-4

(c)       If the Gross Asset Value of any of the Company’s Assets is adjusted in accordance with subparagraph (ii) or subparagraph (iii) of the definition of Gross Asset Value, then the amount of such adjustment will be taken into account as gain or loss from the disposition of such Asset for purposes of calculating Losses and Profits pursuant to the conditions, provisions and terms contained in this definition of Losses and Profits;

(d)       Gain or loss resulting from any disposition of any of the Company’s Assets with respect to which gain or loss is recognized for federal income tax purposes will be calculated by reference to the Gross Asset Value of such Asset, notwithstanding that the adjusted tax basis of such Asset differs from its Gross Asset Value;

(e)       In lieu of the depreciation, amortization and other cost recovery deductions taken into account in calculating such taxable income or taxable loss, there will be taken into account Depreciation for such Fiscal Year or other applicable period, calculated in accordance with the definition of Depreciation;

(f)       To the extent an adjustment to the adjusted tax basis of any of the Company’s Assets pursuant to Section 734(b) of the Code is required pursuant to Section 1.704-1(b)(2)(iv)(m)(4) of the Treasury Regulations to be taken into account in determining Capital Accounts as a result of a distribution other than in complete liquidation of a Member’s Membership Unit(s), the amount of such adjustment will be treated as an item of gain (if the adjustment increases the basis of such Asset) or loss (if the adjustment decreases the basis of such Asset) from the disposition of such Asset and will be taken into account for purposes of computing Losses and Profits.

“Losses from Claims” means all assessments, claims, costs, damages, debts, expenses (including Litigation Expenses), fees, injuries, insurance premium increases, judgments, Liabilities, losses, obligations, penalties, shortages, Taxes (including interest and penalties thereon) and other obligations arising out of, based upon, connected with, incidental to or related to this Agreement.

“Malfeasance” means, with respect to any Person, the performance or non-performance of such Person’s duties, Liabilities and obligations contained in this Agreement in a manner that constitutes gross negligence, recklessness, fraud, wilful misconduct, a wilful violation of any material Law, or wanton or wilful neglect (including a breach of such Person’s duties, Liabilities and/or obligations contained in this Agreement, and her, his or its failure to cure such breach within thirty (30) days after receiving a written notice of such breach that is executed by the Company’s Manager.

“Manager” means the Company’s manager that is elected pursuant to the conditions, provisions and terms contained in Section 3.3(a).

“Member” means, at the time of reference thereto, any Person listed on Schedule A who executes a counterpart of this Agreement as a member, in such Person’s capacity as a member of the Company.

“Membership Units” means those membership units owned by the Member that are issued out of the Company’s authorized membership units, which membership units are owned by the Member as designated and set forth opposite such Member’s name on Schedule A. The aggregate number of Membership Units owned by the Member represents such Member’s entire ownership interest in the Company as a Member (including all and any legal and beneficial interests therein and rights thereto).

“Order” means any administrative order, compliance agreement, decree, injunction, judicial order, judgment, writ or other determination of any arbitrator or Governmental Authority.

Operating Agreement	Annex I-5

“Parties” means, collectively, the Company and the Member.

“Person” must be construed as broadly as possible and will include an individual or natural person, and an association, a business, a corporation, a Governmental Authority, a joint stock company, a joint venture, a limited liability company, a partnership (including a general partnership, a limited partnership, a limited liability partnership and a limited liability limited partnership), a trust, an unincorporated organization and any other entity.

“Prime Rate” means the rate of interest published from time to time in The Wall Street Journal as the prime rate or, if not so published, then as determined by the Manager acting in good faith and reasonably.

“Proceeding” means any action, appeal, investigation, proceeding or suit before any arbitrator, Governmental Authority or mediator, including Bankruptcy and Insolvency proceedings.

“Schedule A” means Schedule A attached to this Agreement, as the same may be altered, amended, modified, repealed, restated and/or supplemented from time to time pursuant to the conditions, provisions and terms contained in this Agreement. The Manager will provide the Member with a copy of Schedule A within thirty (30) days after any alteration, modification, repeal, restatement or supplement thereof or thereto.

“Treasury Regulations” means the income tax regulations, including final and temporary regulations, promulgated pursuant to the conditions, provisions and terms contained in the Code, as the same may be altered, amended, modified, repealed, restated and/or supplemented, and any succeeding legislation thereto, all as the same are in effect from time to time. A reference to a specific section of the Treasury Regulations refers not only to such specific section, but also to any corresponding condition, provision or term of any succeeding legislation thereto, as such specific section or corresponding condition, provision or term is in effect on the date of application of the condition, provision or term contained in this Agreement containing such reference.

Operating Agreement	Annex I-6

SCHEDULE A
TO THE
OPERATING AGREEMENT
OF
ROUX PROPERTIES JACKSONVILLE, LLC

Dated as of September 17, 2013

Member Name	Mailing Address	Membership Units	Purchase Date	Capital Contribution
Roux Laboratories, Inc.	5344 Overmyer Drive Jacksonville, Florida 32254	100	September 17, 2013	$1.00

Operating Agreement	Schedule A-1

Memorandum	Contega Business Services, LLC

To:	Tim Buckingham
From:	G. Ray Driver, Jr.
Subject:	Operation of Roux Properties Jacksonville, LLC
Date:	September 17, 2013

I set forth below guidelines for operating Roux Properties Jacksonville, LLC (the “LLC”):

1.        Commingling LLC Funds. You should not commingle any of your personal funds with the LLC’s funds. You should not use LLC funds as if they are your own personal funds. For example, do not pay for personal expenses out of LLC accounts. Do not contribute additional assets to the LLC without observing the proper formalities to document the contributions – contact us for assistance. Do not deposit LLC income into non-LLC accounts.

2.        LLC Distributions. The LLC should make distributions to all members based on their percentage ownership interests in the LLC. LLC distributions generally should be made to all members at the same time. If you need to make different distributions, contact us first.

3.        Respect the LLC Form. You should treat the LLC as an independent third party (i.e., like the separate business that it is). Transactions between the LLC and any member should reflect negotiated terms and be at fair market value. Anyone using LLC assets should pay fair value. Remember that the manager should take all actions on behalf of the LLC and execute documents. Any contracts relating to the LLC’s operations and assets should be in the name of the LLC. The manager should execute documents on behalf of the LLC as follows:

ROUX PROPERTIES JACKSONVILLE, LLC

By:	EXAMPLE
Tim Buckingham, Manager

4.        Documentation. We recommend that you document, in writing, the meetings of the members (either in person or by telephone conference call) and the business and investment decisions made, although there is no legal requirement to maintain minutes of meetings. Of course, maintain copies of financial records, accountings, and tax returns for the LLC.

5.        Bank Accounts. You should open a bank account under the name of the LLC.

6.        Notification. It is important that you notify your accountant, your insurance agent, and any other professionals or important business contacts that you are establishing the LLC and, going forward, will conduct your business through the LLC.

7.        Tax Status. Because the LLC has only one member, the LLC will be ignored for federal income tax purposes. The sole member of the LLC will report the LLC’s income and deductions on their tax return. If the LLC has more than one member in the future, it will generally be treated as a partnership for federal income tax purposes. As a partnership for tax purposes, the LLC would need to file partnership tax returns and comply with partnership tax laws generally.

8.        Estate Planning. You should inform your estate planning attorney of the formation of the LLC, and determine whether the new LLC is properly accommodated by your existing estate plan. If you have a living trust (a.k.a. revocable trust), you should consider taking title to your membership interest in the name of the living trust.

9.        Funding. You will need to retitle any business assets into the name of the LLC and assign any business contracts to the LLC. Please contact us with any specific questions regarding transferring assets and contracts into the LLC. Cash contributions to the LLC should be deposited into the LLC’s bank account.

10.      Annual Reports. It is important to remember that the LLC must file an annual report online with the Department of State each year between January 1 and May 1 in order to remain active. Failure to file online and pay the fee can result in penalties and administrative dissolution of the LLC. As your registered agent, Contega Business Services, LLC will mail information regarding their corporate governance services in January of each year. Such services include filing the Company’s annual report, serving as the Company’s registered agent and drafting annual manager and member consents to ratify actions of the Company.

11.      Licensing. You should determine whether there are state or federal licensing requirements for the LLC to permit it to conduct the contemplated business. I suggest you contact all government agencies responsible for regulating the business or profession in which the LLC will engage, and determining what licenses, permits, and registrations are required for the LLC. If we can assist you in determining what licensing is necessary, please contact me. For example, most businesses need an occupational license for any county in which the LLC does business.

12.      EIN Notification. We obtained the employer identification number (“EIN”) for the LLC on the internet. You should receive a confirmation of the EIN from the Internal Revenue Service in the mail soon. If you do not receive confirmation of the EIN within a month, please let us know.

13.      Adverse Tax Events. In certain circumstances, the contribution of assets to an LLC can result in the recognition of taxable income or other adverse tax consequences. If you are contributing property with liabilities in excess of the (i) adjusted tax basis, or (ii) the fair market value of the property, let us know. If you are contributing property with an adjusted tax basis in excess of the fair market value of the property, let us know. If anyone is receiving an interest in the LLC in exchange for personal service, again, let us know.